Exhibit 17.2

Alvin Tan
12 Nairn Road
Applecross WA 6153

4 August 2010

Board of Directors
Alloy Steel International Inc
42 Mercantile Way
Malaga
PO Box 3087
Malaga DC 6945
Western Australia

Dear Sirs

Further to the telephone conversation with Mr Gene Kostecki today, it is with deep regret that I tender my resignation as Non-executive Director of the Company with immediate effect.

I believe that the Company has a tremendous opportunity and future, and wishes it all the best.

Please file the requisite notices as required immediately.

Yours sincerely

/s/ ALVIN TAN
ALVIN TAN
Cc Michael Seeker, UHY Haines Norton
Greg Godwin, UHY Haines Norton
Stuart Third, Winduss & Associates
Peter Sugar, Jaffe, Raitt, Heuer & Weiss, P.C.